INVESTMENT ADVISORY AGREEMENT
This Agreement, originally made as of the 1st day of September, 2011, by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (the “Adviser”), and ULTRA SERIES FUND, a Massachusetts business trust (the “Trust”), on behalf of the following series of the Trust: Madison Target 2020 Retirement, Madison Target Retirement 2030, Madison Target Retirement 2040 and Madison Target Retirement 2050 Funds (individually, a “Fund” and collectively, the “Funds”), is amended and restated as of the 1st day of January, 2015.
The parties hereto, intending so to be legally bound, agree with each other as follows:
1. Appointment and Acceptance. The Trust hereby appoints the Adviser to manage the investment of the Funds’ assets and to administer the Funds’ affairs; and the Adviser hereby accepts such appointment. The Adviser shall employ its best efforts to supervise the investment management of the Funds. Subject to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended, the Manager may retain any affiliated or unaffiliated parties including, but not limited to, investment adviser(s) and/or investment sub-adviser(s), to perform any or all of the services set forth in this Agreement.
2. Discretion of the Adviser. In the performance of its duties hereunder, the Adviser shall have full authority to act as it deems advisable, except that it shall be bound by the terms of the Declaration of Trust and By-Laws of the Trust, and by any written direction given by the Trustees of the Trust not inconsistent with this Agreement; and it shall be guided by the investment policies of the Funds from time to time duly in effect. Subject only to the foregoing, the Adviser shall have full authority to purchase and sell securities for the Funds, and the Adviser may determine the persons with whom such securities transactions are to be made and the terms thereof.
3. Other Activities of the Adviser. The Adviser and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those rendered to the Funds hereunder; and the Adviser or any interested person thereof shall be free to invest in the Funds as a shareholder, to become an officer or Trustee of the Trust if properly elected, or to enter into any other relationship with the Trust approved by the Trustees and in accordance with law.
The Adviser agrees that it will not deal with itself or with any affiliated person or promoter or principal underwriter of the Trust (or any affiliated person of the foregoing) acting as a principal, in effecting securities transactions for the account of the Funds. It is further agreed that in effecting any such transaction with such a person acting as a broker or agent, compensation to such person shall be permitted, provided that the transaction is in the ordinary course of such person’s business and the amount of such compensation does not exceed one percent of the purchase or sale price of the securities involved.
If the Adviser or any affiliate thereof provides any other goods or services which otherwise would be paid for by the Funds pursuant to this Agreement, then the Funds shall pay the Adviser or such affiliate the cost reasonably allocated by the Adviser or affiliate to such goods or services.
4. Investment by Adviser. The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take long or short positions in the shares of the Funds, except for the purchase of shares of the Funds for investment purposes at the same price as that available to the public at the time of purchase, or in connection with the original capitalization of the Trust. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Adviser nor any officer, director or employee of the Adviser shall act as a principal or receive any commission therefor.
5. Expenses of the Funds. Each Fund shall pay all of its expenses not expressly assumed by the Adviser herein. Without limitation, the expenses of the Funds, assumed by the Funds hereby, shall include the following:
a. Expenses related to the continued existence of the Funds.
b. The Funds’ allocable share of the fees and expenses of the Trustees (except those affiliated with the Adviser), the officers and the administrative employees of the Trust.
c. Fees paid to the Adviser hereunder.
d. Fees and expenses of preparing, printing and distributing official filings, reports, prospectuses and documents required pursuant to applicable state and Federal securities law and expenses of reports to shareholders.
e. Fees and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars, and similar agents.
f. Expenses related to the issuance, registration, repurchase, exchange and redemption of shares and certificates representing shares.
g. Auditing, accounting, legal, insurance, portfolio administration, association membership, printing, postage, and other administrative expenses.
h. Expenses relating to qualification or licensing of the Funds, shares in the Funds, or officers, employees and agents of the Trust under applicable state and Federal securities law.
i. Expenses related to shareholder meetings and proxy solicitations and materials.
j. Interest expense, taxes and franchise fees, and all brokerage commissions and other costs related to purchase and sales of portfolio securities.
In addition, each Fund shall assume all losses and liabilities incurred in the administration to the Fund and of its investment portfolio; and it shall pay such non-recurring expenses as may arise through litigation, administrative proceedings, claims against the Fund, the indemnification of Trustees, officers, employees, shareholders and agents, or otherwise.
6. Compensation to the Adviser.
a.    For its services hereunder for so long as each respective Fund invests 100% of its assets in the respective Madison Funds Madison Target Retirement Date Fund for which the Adviser serves as the investment adviser, the Funds shall pay no management fee to the Adviser in recognition of the fees paid to the Adviser by the corresponding Madison Funds Madison Target Retirement Date Fund.
b.     For its services hereunder if or when the previous paragraph does not apply, the Funds shall pay to the Adviser a management fee equal to the percentage (per annum) as set forth below of the average daily net assets of each Fund:

Fund	Annual Management Fee
Madison Target Retirement 2020 Fund	0.25%
Madison Target Retirement 2030 Fund	0.25%
Madison Target Retirement 2040 Fund	0.25%
Madison Target Retirement 2050 Fund	0.25%
Such fees shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-three hundred sixty-sixth (1/366), of the annual fee based upon the assets of each series calculated for the day.
With respect to any series of the Trust subsequently authorized by the Trustees to be included in this Agreement, the management fee applicable thereto shall be set forth herein as mutually agreed between the parties at the time the additional series is authorized, provided such revision is approved by the Trustees, including the vote of a majority of those Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.
The Adviser shall have the right to waive any portion of its management fee during any period, and it may permanently reduce the amount of the fee under such terms as it may determine by written notice thereof to the Trust. The Adviser shall have the right to share its management fee with others or make payments out of its management fee to others, as it solely determines.
7. Limitation of Expenses of the Funds. In addition to investment management expenses related to the Funds, the Adviser shall pay the fees and expenses of any Trustees and officers of the Trust affiliated with the Adviser, all promotional expenses of the Funds to the extent not paid for by the Funds pursuant to a Plan of Distribution adopted by the Funds pursuant to Rule 12b-1 under the 1940 Act, the rent expense of the Trust’s principal executive office premises, and the expenses of formation of the Funds.
8. Limitation of Adviser’s Liability. The Adviser shall not be liable for any loss incurred in connection with its duties hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.
9. Limitation of Fund Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Funds’ liability set forth in its Declaration of Trust. The Adviser agrees that the Funds’ obligations hereunder in any case shall be limited to the Funds’ and to their respective assets and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any Trustee, officer, employee or agent of the Trust.
10. Term of Agreement. This Agreement shall continue in effect for two years from the date hereof; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or by a majority vote of the outstanding securities of each Fund with respect to which it is to continue in effect, and in either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.
11. Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time, without penalty, by the Trustees of the Trust or, with respect to any Fund, by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, upon sixty days’ written notice to the other party.
12. Termination Upon Assignment. This Agreement may not be assigned by the Adviser and shall automatically terminate immediately upon any assignment.
13. Use of Terms. The terms “affiliated person”, “interested person”, “assignment”, “broker”, and “majority of the outstanding voting securities” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
14. Control of Adviser. The Adviser is controlled by Madison Investment Holdings, Inc. (“MIH”), a registered investment advisor located in Madison, Wisconsin. As such, it is expected that the Adviser and MIH will work closely together in the management of the portfolios including but not limited to portfolio management, research, securities trading, and other investment management responsibilities.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.
ULTRA SERIES FUND
On behalf of the Funds described herein

By:______________________

Title: ____________________

MADISON ASSET MANAGEMENT, LLC

By:______________________

Title: ____________________